Exhibit 99.1
NRG Energy, Inc. Announces Pricing of $1.1 Billion of 8.25% Senior Notes
due 2020
PRINCETON, NJ; August 17, 2010—NRG Energy, Inc. (NYSE: NRG) has priced an offering of $1.1 billion in aggregate principal amount of its 8.25% senior notes due 2020. The notes will be senior unsecured obligations of NRG and will be guaranteed by certain of its domestic subsidiaries. The notes mature on September 1, 2020. The offering is expected to close on August 20, 2010, subject to customary conditions.
NRG expects to use the net proceeds from the offering for general corporate purposes, including, without limitation, working capital needs, investment in business initiatives and capital expenditures, and potentially to prepay or repurchase outstanding indebtedness of NRG and/or its subsidiaries or to fund recently announced acquisitions.
The notes and related guarantees are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This notice is issued pursuant to Rule 135c of the Securities Act, and does not constitute an offer to sell the notes, nor a solicitation for an offer to purchase the notes.
About NRG
NRG Energy, Inc., a Fortune 500 company headquartered in Princeton, New Jersey, owns and operates one of the country’s largest and most diverse power generation portfolios.
Forward-Looking Statements
This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally and whether NRG will offer the notes or consummate the offering, the anticipated terms of the notes, and the anticipated use of proceeds.
The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.
Contacts:

Media contacts:	Investor Relations:

Meredith Moore 609.524.4522	Nahla Azmy 609.524.4526

David Knox 713.795.6106	Stefan Kimball 609.524.4527

Lori Neuman 609.524.4525	Erin Gilli 609.524.4528

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